DATE: February 12, 2004

American Medical Systems Reports
Record Sales and Income for
Fourth Quarter and Full Year

Company Expects
Continued Strong
Growth in 2004

     MINNEAPOLIS, February 12 — American Medical Systems Holdings Inc. (Nasdaq: AMMD) reported sales in the fourth quarter of 2003 of $47.2 million, a 24.6 percent increase over sales of $37.8 million in the comparable quarter of 2002 (21.3 percent before gain from foreign currency changes). Net income in the quarter was $10.3 million, or $0.30 per share, compared to $8.3 million, or $0.24 per share in the comparable quarter of 2002. Net income in 2002 benefited from a reduction in the Company’s warranty allowance which increased operating income by $2.9 million and increased net income by $1.8 million or $0.05 per share. Net income in 2003 benefited from a further reduction in the Company’s warranty allowance which increased operating income by $3.1 million and increased net income by $2.0 million or $0.06 per share. Without these warranty adjustments, net income for the quarter would have been $8.4 million, or $0.24 per share, compared to $6.5 million, or $0.19 per share in 2002. The reduction in the warranty allowance resulted from lower expected warranty claims. The changes in this allowance will be more fully discussed in the Company’s annual report on Form 10-K to be filed on or before March 19, 2004.

     Net sales for the full year 2003 were $168.3 million, a 19 percent increase over sales of $141.6 million in 2002 (16 percent before foreign currency changes). Net income for the full year 2003 was $29.1 million, or $0.85 per share, compared to $24.9 million, or $0.73 per share, in 2002. Net income for the full years 2002 and 2003 benefited from the above-referenced warranty allowance reductions; full year 2002 also benefited from an after-tax gain of $0.4 million from reversing an accrued pension liability in connection with the 2002 pension fund termination. Without these adjustments, operating income for the full year 2003 would have been $38.5 million, and net income would have been $27.1 million, or $0.79 per share, compared to 2002 operating income of $35.2 million and net income of $22.6 million, or $0.66 per share. A summary of the effect of the warranty and pension adjustments for the fourth quarter and full year is attached.

     Douglas W. Kohrs, president and CEO, commented, “We are proud of our fourth-quarter and full year performance. Revenues from our major product groups continue to show growth, with women’s health revenue again leading the way and growing 80 percent for the quarter and 67 percent for the full year; erectile restoration revenues growing 7 percent in the quarter and 4 percent for the full year; and men’s bladder control revenues growing 14 percent in the quarter and 13 percent for the full year. We are also pleased that the Company’s tight control of operating expenses allowed us to increase operating margins above 25 percent in the fourth quarter.”

     The Company also announced it had completed its previously announced move of the CryoGen operations into its Minnesota facility, at a one-time cost in the quarter of $0.7 million, and it is no longer reporting operating or net losses for CryoGen separately.

American Medical Systems
February 12, 2004

Outlook

     Looking forward, Mr. Kohrs said the Company expects 2004 full year sales to increase 16 to 19 percent over 2003 sales, with growth in all major product groups, and earnings per share of $0.94 to $0.98. In the first quarter of 2004, the Company expects total revenues to be in the range of $46 million to $48 million, and earnings per share of $0.22 to $0.24.

Earnings Call Information

     American Medical Systems will host a conference call today at 5:00 p.m. eastern time to discuss its fourth quarter and fiscal year 2003 results. A live web cast of the call is available through the Company’s corporate website at www.AmericanMedicalSystems.com; the replay will be available beginning two hours after completion of the call.

About American Medical Systems

     American Medical Systems, headquartered in Minnetonka, Minnesota, is a world leader in medical devices and procedures to treat incontinence, erectile dysfunction (ED), urinary obstructions (caused primarily by enlarged prostate or surgery to treat prostate disease), menorrhagia, and other pelvic floor defects. Although not life-threatening, these disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer life expectancy, higher quality-of-life expectations, and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive surgery. The company believes its products were used to treat over 100,000 patients in 54 countries during the last 12 months. More information about the company and its products may be found at: www.AmericanMedicalSystems.com.

Forward-Looking Statements

     Statements about the Company’s future sales, warranty claims, and financial results are forward-looking statements subject to risks and uncertainties including the timing and success of new product introductions, continued physician endorsement and use of the company’s products, competitor activities, changes in reimbursement rates, and potential product recalls. These risks and uncertainties are more fully described in the company’s Annual Report on Form 10-K for the year ended December 28, 2002, and its other, more recent, filings. Actual results may differ materially from anticipated results.

Contact:	Doug Kohrs
President and Chief Executive Officer
952-930-6118
Doug.Kohrs@AmericanMedicalSystems.com

Jim Call
Executive Vice President
and Chief Financial Officer
952-930-6238
Jim.Call@AmericanMedicalSystems.com

American Medical Systems
February 12, 2004

Statements Of Operations (In thousands, except per share data)

	Three months		Twelve months
	through December		through December

	2002	2003	2002	2003

Net sales	$37,832	$47,153	$141,648	$168,283
Operating expenses
Cost of sales
Recurring	7033	9,034	27,518	30,468
Change in warranty allowance	(2,913)	(3,115)	(2,913)	(3,115)

Total cost of sales	4,120	5,919	24,605	27,353
Marketing and sales	12,957	16,298	50,152	63,324
Research and development	3,131	3,911	11,858	14,924
General and administrative	3,372	4,857	13,186	16,882
Amortization of intangibles	958	906	3,775	4,160

Total operating expenses	24,538	31,891	103,576	126,643
Operating income	13,294	15,262	38,072	41,640
Other income (expense)
Royalty income	750	622	3,032	2,797
Other income	181	570	1,140	1,004
Interest expense, net	(776)	(42)	(1,628)	(1,352)

Total other income	155	1,150	2,544	2,449
Income before income taxes	13,449	16,412	40,616	44,089
Provision for income taxes	5,118	6,093	15,730	15,039

Net income	$8,331	$10,319	$24,886	$29,050

Net income per share
Basic	$0.26	$0.31	$0.77	$0.88
Diluted	$0.24	$0.30	$0.73	$0.85
Weighted average shares
Basic	32,466	33,079	32,232	32,854
Diluted	34,054	34,626	34,176	34,313

American Medical Systems
February 12, 2004

Consolidated Balance Sheets (In thousands)

	December 28, 2002	January 3, 2004

Assets
Current assets
Cash and short-term investments	$79,429	$58,953
Accounts receivable, net	27,208	33,458
Inventories	13,475	18,402
Deferred taxes and other current assets	5,697	8,533

Total current assets	125,809	119,346
Property, plant and equipment, net	21,328	25,489
Goodwill and intangibles, net	96,298	118,279
Deferred taxes and other assets	8,210	16,264

Total assets	$251,645	$279,378

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,000	$4,621
Accrued liabilities and taxes	19,523	18,097
Current portion of notes payable	6,000	7,159

Total current liabilities	28,523	29,877
Long-term notes payable	18,000	9,205
Other long-term liability	860	0
Stockholder’s equity	204,262	240,296

Total liabilities and stockholders’ equity	$251,645	$279,378

American Medical Systems
February 12, 2004

Condensed Statements Of Cash Flows (In thousands)

	Twelve months through

	December 28, 2002	January 3, 2004

Cash flows from operating activities
Net income	$24,886	$29,050
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,971	5,382
Amortization of intangibles, including deferred financing costs	4,195	4,391
Noncash deferred compensation	176	135
Income tax benefit related to stock option plans	1,043	1,670
Noncash stock-based compensation	46	35
Change in net deferred taxes	3,652	3,761
Changes in operating assets and liabilities	(9,131)	(11,261)

Net cash provided by operating activities	28,838	33,163
Cash flows from investing activities
Purchase of property, plant and equipment	(1,695)	(5,121)
Purchase of businesses, net of cash acquired	0	(43,803)
Purchase of investments in technology	(1,000)	0
Purchase of other intangibles	(1,010)	0
Sales of investments, net of purchases	27,796	0

Net cash provided by (used in) investing activities	24,091	(48,924)
Cash flows from financing activities
Issuance of common stock	2,351	2,639
Payments on long-term debt	(4,909)	(8,228)

Net cash used in financing activities	(2,558)	(5,589)
Effect of exchange rates	303	874

Net increase (decrease) in cash and cash equivalents	$50,674	($20,476)

American Medical Systems
February 12, 2004

Selected Sales Information (In thousands)

		Three months		Twelve months
		through December		through December

		2002	2003	2002	2003

Sales
	Product line
	Men’s health
	Erectile restoration	$18,264	$19,509	$69,554	$72,385
	Bladder control	9,366	10,694	35,316	39,758
	Prostate treatment	1,482	1,224	6,063	4,923

	Total	29,112	31,427	110,933	117,066
	Women's health	8,720	15,726	30,715	51,217

	Total	$37,832	$47,153	$141,648	$168,283

	Geography
	United States	$30,320	$37,476	$116,523	$136,765
	Outside United States
	Before currency	7,512	8,405	25,125	27,593
	Currency impact	0	1,272	0	3,925

	Total	7,512	9,677	25,125	31,518

	Total	$37,832	$47,153	$141,648	$168,283

American Medical Systems
February 12, 2004

Adjustments to Operating Income, Net Income, And Earnings Per Share for Consistent Presentation from 2002 to 2003 (In thousands, except per share data)
	Three months		Twelve months
	through December		through December

	2002	2003	2002	2003

Adjustments in operating income
Reported operating income	$13,294	$15,262	$38,072	$41,640
Adjust for change in warranty allowance	(2,913)	(3,115)	(2,913)	(3,115)

Adjusted operating income	$10,381	$12,147	$35,159	$38,525

Adjustments in net income
Reported net income	8,331	10,319	24,886	29,050
Decrease in net income
Change in warranty allowance
Decrease in operating income	(2,913)	(3,115)	(2,913)	(3,115)
Tax impact	1,109	1,162	1,109	1,162

Decrease in net income	(1,804)	(1,953)	(1,804)	(1,953)
Adjust for 2002 pension fund termination
Pension accrual reversal	0	0	(716)	0
Tax impact	0	0	272	0

Decrease in net income	0	0	(444)	0

Total decrease in net income	(1,804)	(1,953)	(2,248)	(1,953)

Adjusted net income	$6,527	$8,366	$22,638	$27,097

Net income per share
Reported
Basic	$0.26	$0.31	$0.77	$0.88
Diluted	$0.24	$0.30	$0.73	$0.85
Adjusted
Basic	$0.20	$0.25	$0.70	$0.82
Diluted	$0.19	$0.24	$0.66	$0.79